P&F INDUSTRIES REPORTS SECOND-QUARTER-2005 RESULTS

FARMINGDALE, N.Y., August 11, 2005 - P&F Industries, Inc. (Nasdaq NM: PFIN) today announced results from operations for the second quarter ended June 30, 2005.

SECOND-QUARTER RESULTS

Revenues for the second quarter of 2005 increased 70.8% to $30.9 million from $18.1 million in the same period in 2004. Earnings from continuing operations for the second quarter increased 76.2% to $1.4 million in 2005 compared to $0.8 million in the second quarter of 2004. Diluted earnings per share from continuing operations for the second quarter increased to $0.37 per share as compared to $0.22 per share for the second quarter of 2004. Inclusive of Green Manufacturing’s access equipment results for 2005 and hydraulic cylinder and access equipment results for 2004 reported as discontinued operations, net earnings for the second quarter increased 110.8% to $1.5 million, or $0.38 per diluted share, compared to net earnings of $0.7 million, or $0.19 per diluted share, for the quarter ended June 30, 2004.

P&F Chairman of the Board, President and Chief Executive Officer Richard Horowitz commented, “Our consolidated performance for the second quarter met our expectations. We generated better-than-anticipated revenues at Countrywide through Woodmark and saw a 24% increase in revenues at Florida Pneumatic due to the timing of certain retail promotions. Reduced sales at Embassy only slightly tempered the overall picture, resulting in a quarter that, on a consolidated basis, demonstrated a greater than 76% increase in earnings from continuing operations compared to the same period in 2004.”

Revenues at Florida Pneumatic increased 24.0%, from $9.6 million in the second quarter of 2004 to $12.0 million in the second quarter of 2005, due to approximately $2,791,000 in retail promotions in the period, as well as an increase of approximately $798,000 related to new product introductions, offset by a decrease in base sales of approximately $1,159,000. Base sales decreased as a result of decreased purchasing activity of approximately $587,000 from a significant customer that initiated a program to reduce its overall inventory levels, as well as a decrease in revenues from automotive products of approximately $190,000.

Finally, gross profit margin at Florida Pneumatic decreased to 27.8% from 34.8% due primarily to the impact of lower margins related to retail promotional sales, as well as the weakness of the U.S. dollar in relation to the Japanese yen and the Taiwan dollar compared to the prior-year period.

Mr. Horowitz commented, “We continue to benefit from sales of new products in the retail and industrial channels and are pursuing further product development. Revenues declined in our automotive business due primarily to the lack of new accounts in 2005 that would typically make large purchases to stock inventory, as well as due to the lack of new product introductions in this area in 2005.”

At Countrywide Hardware, revenues for the second quarter increased 190.7% from $5.6 million to $16.2 million, due primarily to the inclusion of Woodmark International’s revenues of $9.9 million. Woodmark’s sales and profits have exceeded our expectations since it was acquired in June 2004.

Gross profit margin at Countrywide decreased from 40.6% to 35.9% on a significant increase in revenues due primarily to the inclusion of Woodmark’s lower average margins. Both Countrywide and Woodmark have had to sustain some cost increases from Asian suppliers due to increases in the cost of metals, somewhat offset at Nationwide by the shift to lower-cost suppliers for some products.

Mr. Horowitz commented, “During the second quarter, strength in stair parts sales continued to benefit from the housing boom and have more than offset weakness in demand for kitchen and bath products sold into the mobile home and remodeling markets, which have not performed as well. OEM and Patio hardware sales at Nationwide were also up 26.2% and 19.4%, respectively, reflecting new OEM customers and some incremental sales in our patio business due to reconstruction following the hurricanes in Florida last fall.”

Second-quarter revenues at Embassy decreased $157,000, or 6.5%, to $2.3 million compared to $2.4 million in the second quarter of 2004. Revenues from baseboard products declined due primarily to decreased construction activity in the New York City area, which represents a significant market for us. In addition, certain customers bought inventory ahead of the price increases that were instituted late in the first quarter of this year. Our boiler sales increased in the quarter due to the timing of certain jobs and we remain actively engaged in the bidding process for several large projects, the nature of which can cause revenues to fluctuate quarter to quarter. Selling prices of certain baseboard heating products and boilers were increased late in the first quarter to offset rising costs of materials. Such price increases, which averaged approximately 7%, impacted revenues reported in the period by approximately $150,000.

The increase in the gross profit percentage from heating products from 28.0% to 29.4% was due primarily to a favorable product mix and the impact of an increase in certain selling prices late in the first quarter, which offset increases in steel and other raw material costs.

Revenues at Green Manufacturing, which now only include the agricultural equipment line that will be reclassified as discontinued operations in the third quarter of 2005, increased 7.2% to $506,000 from $472,000 in the second quarter of 2004. This was due primarily to the addition of a new customer at the end of 2004. Margins have decreased from 18.3% in the first quarter of 2004 to 15.5% due to material cost increases which we were not able to pass through to customers in the form of increased selling prices, as well as due to increased costs associated with the temporary outsourcing of our manufactured products.

The consolidated financial statements have been reclassified to reflect the discontinued operations of Green Manufacturing’s hydraulic cylinder and access equipment divisions, which resulted from the disposition of certain assets in December 2004 and February 2005, respectively, to non-affiliated third parties. Net of taxes, earnings from discontinued operations for the quarter were approximately $60,000, which were primarily the result of additional consideration received from certain cylinder sales as defined in the asset purchase agreement.

On July 14, 2005, Green sold certain of its assets comprising its Agricultural Division, including machinery and equipment, and received cash proceeds of $225,000 and two promissory notes aggregating $305,000 in principal at the closing. Mr. Horowitz commented, “The sale of the Agricultural Division completed the final stage of the disposition of Green’s assets. Overall, Green’s three businesses were no longer a strategic fit with the remainder of P&F’s operations and their combined earnings performance had not met our expectations. Proceeds from this transaction, the February Access Equipment transaction and the December 2004 Hydraulic Cylinder transaction have been, or are expected to be, principally used to pay down debt.”

Third-Quarter-2005 Update

Concerning anticipated performance, Mr. Horowitz stated, “We expect net earnings for the third quarter of 2005, which includes earnings from discontinued operations expected to result from post-disposition commissions earned and the gain recorded on the sale of certain of Green’s assets, to be flat or slightly down in relation to the prior year’s comparable period. Earnings from continuing operations are expected to be approximately 10%-15% less than the comparable prior-year period principally as a result of a reduction in anticipated revenues. Consolidated revenues are expected to be between $30.0 million and $31.5 million for the third quarter, decreasing 9%-14%. Sales at Florida Pneumatic are expected to decrease by 15%-25%, ranging between $12.7 million and $14.0 million, due to the nature and timing of promotional sales and a decrease in purchasing from a significant customer that is continuing to reduce its overall inventory levels, offset somewhat by the impact of new product introductions. Sales at Countrywide are expected to remain flat or decrease slightly, ranging between $14.4 million and $14.7 million, as a result of the timing of an unusually large number of shipments of stair parts in early July 2004 which negatively impacts the comparison to the prior-year period. We expect sales at Embassy to increase by 5%-10%, ranging between $3.0 million and $3.1 million, due primarily to an increase in boiler sales. Sales at Green will be insignificant in the third quarter due to the disposition of that business in mid-July.”

Mr. Horowitz continued, “Gross profit margins should range from 31%-32%. Selling, general and administrative expenses are expected to increase by 3%-7% compared to the same quarter in 2004 primarily to support overall business growth. As a percentage of revenue, SG&A is expected to increase from 20% to approximately 22% as a result of less absorption of fixed expenses due to the revenue decrease. Interest expense is expected to increase by approximately 20% as the decrease in average borrowings is more than offset by the increase in the average borrowing rate.”

“As a result, we expect net earnings to range between $1.4 million and $1.6 million and earnings from continuing operations to range between $1.3 million and $1.4 million, compared to last year’s third quarter when we reported net earnings of $1.6 million, the highest level in the Company’s history,” Mr. Horowitz concluded.

OTHER INFORMATION

P&F Industries has scheduled a conference call for today at 11:00 a.m. Eastern time to discuss its 2005 second-quarter results. Investors and other interested parties can listen to the call by dialing (877) 278-2335, or via a live webcast accessible at www.pfina.com. To listen to the webcast, please register and download audio software at the site at least 15 minutes prior to the call. The webcast will be archived on P&F’s Web site, while a telephone replay of the call will be available through August 18, beginning at 2:00 p.m. on August 11, and can be accessed by dialing 1-800-642-1687 or 1-706-645-9291, conference ID # 7807764.

P&F Industries, Inc., through its three wholly-owned operating subsidiaries, Florida Pneumatic Manufacturing Corporation, Countrywide Hardware, Inc. and Embassy Industries, Inc., manufactures and/or imports air-powered tools, various residential hardware such as staircase components, kitchen and bath hardware, fencing hardware and door and window hardware, and baseboard and radiant heating products. P&F’s products are sold under their own trademarks, as well as under the private labels of major manufacturers and retailers.

This is a Safe-Harbor Statement under the Private Securities Litigation Reform Act of 1995. Any forward-looking statements contained herein, including those related to the Company’s future performance, and those contained in the comments of management, are based upon the Company’s historical performance and on current plans, estimates and expectations, which are subject to various risks and uncertainties, including, but not limited to, the impact of competition, product demand and pricing, and those described in the reports and statements filed by the Company with the Securities and Exchange Commission, including, among others, those described in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2004. These risks could cause the Company’s actual results for the 2005 fiscal year and beyond to differ materially from those expressed in any forward-looking statement made by or on behalf of the Company. Forward-looking statements speak only as of the date on which they are made, and the Company undertakes no obligation to update publicly or revise any forward-looking statement, whether as a result of new information, future developments or otherwise.

P&F Industries, Inc. Joseph A. Molino, Jr. Chief Financial Officer 631-694-1800 www.pfina.com	Lippert/Heilshorn & Associates, Inc. Jody Burfening/Seema Brin Investor Relations 212-838-3777 jburfening@lhai.com/sbrin@lhai.com

P&F INDUSTRIES, INC. AND SUBSIDIARIES

CONSOLIDATED CONDENSED BALANCE SHEETS (Unaudited)

(In thousands)	June 30, 2005	December 31, 2004
Assets
Cash	$2,433	$1,190
Accounts receivable - net	15,197	14,850
Notes and other receivable	1,205	1,735
Inventories	30,257	25,691
Deferred income taxes - net	1,070	1,070
Assets of discontinued operations	-	796
Prepaid expenses and other	1,576	1,384
Total current assets	51,738	46,716

Property and equipment	20,864	20,604
Less: accumulated depreciation and amortization	11,676	11,064
Net property and equipment	9,188	9,540

Assets of discontinued operations	-	943

Goodwill	23,236	22,877

Other intangible assets	9,242	9,795

Other assets	714	667

Total assets	$94,118	$90,538

Liabilities and Shareholders’ Equity
Short-term borrowings	$8,500	$4,000
Accounts payable	5,024	3,355
Income taxes payable	574	1,601
Other accrued liabilities	4,811	5,168
Current maturities of long-term debt	4,276	3,062
Total current liabilities	23,185	17,186

Long-term debt, less current maturities	26,969	31,848

Deferred income taxes - net	241	337

Total liabilities	50,395	49,371

Total shareholders' equity	43,723	41,167

Total liabilities and shareholders' equity	$94,118	$90,538

P&F INDUSTRIES, INC. AND SUBSIDIARIES

CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS (Unaudited)

	Three Months Ended		Six Months Ended
	June30,		June 30,
(In thousands)	2005	2004	2005	2004
Revenues	$30,891	$18,089	$58,198	$34,993
Cost of sales	21,018	11,714	39,890	23,163
Gross profit	9,873	6,375	18,308	11,830
Selling, general and administrative expenses	6,873	4,902	13,001	9,584
Operating income	3,000	1,473	5,307	2,246
Interest expense - net	502	139	929	260
Earnings from continuing operations before income taxes	2,498	1,334	4,378	1,986
Income taxes	1,073	526	1,844	773
Earnings from continuing operations	1,425	808	2,534	1,213
Discontinued operations (net of taxes):
Earnings (loss) from discontinued operations	60	(104)	(157)	(272)
Gain on sale discontinued operations	-	-	71	-
Earnings (loss) from discontinued operations	60	(104)	(86)	(272)
Net earnings	$1,485	$704	$2,448	$941
Net earnings (loss) per common share:
Basic:
Continuing operations	$.40	$.23	$.71	$.35
Discontinued operations	.02	(.03)	(.02)	(.08)
Net earnings per common share - basic	$.42	$.20	$.69	$.27

Diluted:
Continuing operations	$.37	$.22	$.65	$.34
Discontinued operations	.01	(.03)	(.02)	(.08)
Net earnings per common share - diluted	$.38	$.19	$.63	$.26

Weighted average common shares outstanding:
Basic	3,568	3,518	3,564	3,517
Diluted	3,880	3,611	3,878	3,622

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